Max Maxfield, WY Secretary of State
FILED: 08/22/2011 08:40 AM
Original ID: 2010-000588847
Amendment ID: 2011-001245087

AMENDMENT TO ARTICLES OF INCORPORATION
(BY BOARD OF DIRECTORS OR INCORPORATORS)

Wyoming Secretary of State
The Capitol Building, Room 110
200 W. 24th Street
Cheyenne, WY 82002--0020

Phone (307) 777-7311-7312
Fax (307) 777-5339
E-mail: corporations@state.wy.us

1. The name of the corporation is: EnviroXtract, Inc.

2. Article III is amended as follows:

   The total number of voting common stock authorized that may be issued by the Corporation is being reduced from 100,000,000,000 shares to 50,000,000,000 shares.

   The Preferred Stock Series E conversion rate is being reduced to 50-for-1.

   The Preferred Stock Series F conversion rate is being eliminated. Each share will have super-voting rights equal to the number of all common shares and all preferred shares issued and outstanding.

   The Preferred Stock Series G conversion rate is being reduced to 1-for-1.

   The Preferred Stock Series H conversion rate is being reduced to 100-for-1.

3. If the Amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself are: None at present

4. The date of each amendment's adoption is June 8, 2011

5. The amendment was adopted by the Board of Directors without shareholder action and shareholder action was not required.

Date: June 8, 2011

Signed: [signature]
Dennis Atkins,
Title: Director/CFO/Secretary

Received
AUG 17 2011
Secretary of State
Wyoming